Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of System1, Inc. on Amendment No. 1 to Form S-1 (FILE NO. 333-262608) of our report dated March 30, 2022, with respect to our audits of the consolidated financial statements of System1, Inc. (f/k/a Trebia Acquisition Corp.) as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from February 11, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. The client-auditor relationship between System1, Inc. (f/k/a Trebia Acquisition Corp.) (Commission File Number 001-39331) and Marcum LLP has ceased effective March 30, 2022. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

March 31, 2022